Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Closing of Global Professional Business Sale
Marysville, OH — March 1, 2011 — The Scotts Miracle-Gro Company (NYSE: SMG) announced today the closing of the previously announced sale of its Global Professional business to ICL (TASE: ICL) for US$270 million in an all-cash transaction. After agreed upon adjustments at closing for pension liabilities and working capital, the effective purchase price is approximately US$255 million, which may be further adjusted pursuant to the terms of the purchase and sale agreement.
ScottsMiracle-Gro plans to apply net proceeds of the sale toward capital investments and debt retirement.
The sale is in keeping with the Company’s stated goal of focusing more intently on its core consumer businesses.
About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene ® and Substral®. For additional information, visit us at www.scotts.com.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding possible adjustment to the sale value, the Company’s plans regarding the use of net proceeds from the sale and the Company’s goals are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. Actual results could differ materially from the forward-looking information in this release due to a variety of factors. Detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is provided in the Company’s publicly filed quarterly, annual and other reports with the Securities and Exchange Commission, which information is incorporated herein by reference. The Company disclaims any obligation to update any such forward-looking statements after the issuance of this release.
Contact
Jim King
Senior Vice President,
Investor Relations and Corporate Affairs
The Scotts Miracle-Gro Company
(937) 578-5622